Exhibit 99.1

Simply Good Foods Appoints Joe Scalzo as President and Chief Executive Officer

Key Architect and Longtime Former CEO and Executive Vice Chairman of Simply Good Foods Returns to
Lead New Chapter of Growth

DENVER – January 20, 2026 – The Simply Good Foods Company (NASDAQ: SMPL) (“Simply Good Foods” or the “Company”), a leader in the Nutritional Snacking category, today announced the return and appointment of longtime former executive Joe Scalzo as President and Chief Executive Officer. Mr. Scalzo will oversee a new chapter at Simply Good Foods focused on reigniting growth and improving profitability across the business.

Mr. Scalzo, who previously served as Chief Executive Officer of the Company until July 2023 and as Executive Vice Chairman until August 2024, succeeds Geoff Tanner, effective immediately. Mr. Scalzo will be appointed as a member of the Board of Directors on January 28, 2026 following the Company’s Annual Meeting of Stockholders to be held on that date. Mr. Scalzo brings immediate familiarity of the Company, its brands and infrastructure, as well as the vision required to lead a modern nutritional snacking platform, supported by a deep understanding of industry trends and consumer preferences. During his decade-long tenure as CEO and as Executive Vice Chairman at Simply Good Foods and its predecessor Atkins Nutritionals, Inc., Mr. Scalzo presided over a period of substantial value creation, overseeing the Company’s debut in the public markets in 2017, fueling significant growth, and executing its transition into a multi-brand, category-leading platform via the successful acquisition and integration of Quest Nutrition.

James Kilts, Chairman of the Board of Directors of Simply Good Foods, commented, "Joe is a visionary in our industry widely admired by our team and partners alike for his role as the key architect of the business over the course of the last decade. We are pleased to welcome him back as we embark on a new chapter of driving growth and creating value for our stockholders.”

Mr. Scalzo said, “I am energized to be returning home to Simply Good Foods at this critical moment. Together with our exceptional team, we have a clear view of the mission in front of us to secure Simply Good Foods’ leadership in innovation and product quality while ensuring best-in-class execution. I have tremendous belief in the proven power of this platform and in its potential to stay on the leading edge of the nutritional snacking landscape.”

Mr. Kilts concluded, “We greatly appreciate Geoff’s contributions in helping Simply Good Foods navigate a dynamic operating environment while keeping the Company positioned for success. We wish him all the best in his future endeavors.”

The Company’s Fiscal Year 2026 outlook, which it reaffirmed in connection with its Fiscal First Quarter 2026 financial results on January 8, 2026, remains unchanged.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer-packaged food and beverage company with ambitious goals to raise the bar on what food can be with trusted brands and innovative nutritious snacking products. Within our portfolio of trusted brands (Quest™, Atkins™, and OWYN™), we offer a wide variety of nutritional snacks and beverages, including high protein chips, bars, ready-to-drink (RTD) shakes, and powders, and low sugar, low carb sweets and baked goods. We are a leader of the nutritious snacking movement, poised to expand our healthy lifestyle platform through innovation-driven organic growth and external investment opportunities. To learn more, visit www.thesimplygoodfoodscompany.com.

Investor Contact
Joshua Levine
Vice President, Investor Relations and Treasury
The Simply Good Foods Company
jlevine@simplygoodfoodsco.com